Exhibit 99.1

Oxford Square Capital Corp. Announces Net Asset Value and Selected Financial Results for the Quarter Ended June 30, 2020

GREENWICH, CT – 7/28/2020 –Oxford Square Capital Corp. (NasdaqGS: OXSQ) (NasdaqGS: OXSQL) (NasdaqGS: OXSQZ) (the “Company,” “we,” “us” or “our”) announced today its financial results and related information for the quarter ended June 30, 2020.

•	As previously announced by the Company, our Board of Directors had declared monthly common stock distributions of $0.035 through September 30, 2020. In light of current economic and market conditions, specifically as a result of the global crisis caused by the spread of the COVID-19 virus, no assurance can be provided as to the level of any common stock distributions that may be declared by the Company’s Board of Directors for the fourth quarter of 2020 (which are currently expected to be declared in September).

•	During the quarter ended June 30, 2020, the U.S. loan market strengthened versus the quarter ended March 31, 2020. U.S. loan prices, as defined by the S&P / LSTA Leveraged Loan Index, increased from 82.85% of par value as of March 31, 2020 to a quarterly high of 91.24% of par value on June 10, 2020, before declining to 89.88% of par value on June 30, 2020. We believe that the COVID-19 pandemic represents an extraordinary circumstance that materially impacts the fair value of the Company’s investments. As a result, the fair value of the Company’s portfolio investments may be negatively impacted after June 30, 2020 by circumstances and events that are not yet known.

•	As of June 30, 2020, net asset value (“NAV”) per share was $3.54, compared with the NAV per share of $3.32 at the prior quarter end.

o	For the quarter ended June 30, 2020 we recorded GAAP net investment income of approximately $4.3 million, or $0.09 per share, compared to $6.4 million, or $0.13 per share, for the quarter ended March 31, 2020.

o	We recorded net realized losses on investments of approximately $2.8 million and net unrealized appreciation of approximately $19.0 million for the quarter ended June 30, 2020, compared to net realized losses on investments of approximately $0.3 million and net unrealized depreciation of approximately $85.4 million for the quarter ended March 31, 2020. The increase in net unrealized appreciation for the three months ended June 30, 2020 was due primarily to unrealized appreciation in our syndicated loan investments, partially offset by the unrealized depreciation in our collateralized loan obligation (“CLO”) equity investments.

o	In total, we had a net increase in net assets from operations of approximately $20.6 million, or $0.41 per share, for the quarter ended June 30, 2020, compared with a net decrease in net assets from operations of $79.4 million, or $1.62 per share, for the quarter ended March 31, 2020.

•	Total investment income for the quarter ended June 30, 2020 amounted to approximately $8.3 million, which represents a decrease of approximately $2.6 million from the quarter ended March 31, 2020. For the quarter ended June 30, 2020 the components of investment income were as follows:

•	$4.9 million from our debt investments,

•	$3.2 million from our CLO equity investments, and

•	$0.2 million from all other sources.

•	Our total expenses for the quarter ended June 30, 2020 were approximately $3.9 million, which represents a decrease of approximately $0.5 million from the quarter ended March 31, 2020.

•	During the second quarter of 2020, we made investments of approximately $21.3 million and received, or were entitled to receive, proceeds of approximately $9.5 million from sales of investments, and $16.7 million from repayments and amortization payments on our debt investments.

•	As of June 30, 2020, the following metrics applied (note that none of these values represents a total return to shareholders):

o	The weighted average yield of our debt investments was 8.1% at current cost, compared with 8.8% as of March 31, 2020.
o	The weighted average effective yield of our CLO equity investments at current cost was 7.1%, compared with 9.7% as of March 31, 2020.
o	The weighted average cash distribution yield of our cash income producing CLO equity investments at current cost was 11.6%, compared with 14.4% as of March 31, 2020.

•	Our weighted average credit rating was 2.3 based on total fair value and 2.5 based on total principal value as of June 30, 2020, compared with 2.2 based on total fair value and 2.5 based on total principal value as of March 31, 2020.

•	As of June 30, 2020, we had two debt investments on non-accrual status, with a combined fair value of $5.4 million. Also, as of June 30, 2020, our preferred equity investments in one of our portfolio companies were on non-accrual status, with a combined fair value of $0.6 million.

We will host a conference call to discuss our second quarter results today, Tuesday, July 28, 2020 at 9:00 AM ET. Please call 1-888-339-0740 to participate. A recording of the conference call will be available to replay for approximately 30 days following the call. The replay number is 1-877-344-7529, and the replay passcode is 10146310.

A presentation containing further detail regarding our quarterly results of operations has been posted under the Investor Relations section of our website at www.oxfordsquarecapital.com.

OXFORD SQUARE CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Non-affiliated/non-control investments (cost: $440,310,808 and $467,828,907, respectively)	$270,187,580	$361,985,203
Affiliated investments (cost: $16,836,822 and $16,836,822, respectively)	634,089	2,816,790
Cash equivalents	20,061,813	14,410,486
Restricted cash	—	2,050,452
Interest and distributions receivable	1,090,287	3,480,036
Other assets	776,759	523,626
Total assets	$292,750,528	$385,266,593
LIABILITIES
Notes payable – 6.50% Unsecured Notes (net of deferred issuance costs of $1,218,751 and $1,380,658, respectively)	$63,151,474	$62,989,567
Notes payable – 6.25% Unsecured Notes (net of deferred issuance costs of $1,360,619 and $1,476,878, respectively)	43,430,131	43,313,872
Notes payable – Credit Facility (net of deferred issuance costs of $10,051)	—	28,080,550
Securities purchased not settled	8,742,818	—
Base management fee and net investment income incentive fee payable to affiliate	1,010,673	1,480,653
Accrued interest payable	481,261	632,235
Accrued expenses	607,562	771,174
Total liabilities	117,423,919	137,268,051

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized; 49,589,607 and 48,448,987 shares issued and outstanding, respectively	495,895	484,489
Capital in excess of par value	457,810,322	451,839,302
Total distributable earnings / (accumulated losses)	(282,979,608)	(204,325,249)
Total net assets	175,326,609	247,998,542
Total liabilities and net assets	$292,750,528	$385,266,593
Net asset value per common share	$3.54	$5.12

OXFORD SQUARE CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income – debt investments	$4,873,382	$7,432,376	$10,527,637	$14,580,857
Income from securitization vehicles and investments	3,217,953	6,649,481	7,977,023	13,496,406
Other income	163,286	495,158	574,649	724,866
Total investment income from non-affiliated/non-control investments	8,254,621	14,577,015	19,079,309	28,802,129

From affiliated investments:
Dividend income – non-cash	—	6,335,886	—	6,335,886
Total investment income from affiliated investments	—	6,335,886	—	6,335,886
Total investment income	8,254,621	20,912,901	19,079,309	35,138,015

EXPENSES
Interest expense	1,906,442	2,806,159	4,079,910	4,956,000
Base management fees	1,010,672	1,868,123	2,241,882	3,494,661
Professional fees	433,746	354,818	907,735	722,069
Compensation expense	168,281	194,975	368,629	427,903
General and administrative	405,498	554,075	778,680	882,592
Total expenses before incentive fees	3,924,639	5,778,150	8,376,836	10,483,225
Net investment income incentive fees	—	2,355,442	—	3,511,493
Total expenses	3,924,639	8,133,592	8,376,836	13,994,718
Net investment income	4,329,982	12,779,309	10,702,473	21,143,297
Net change in unrealized appreciation/(depreciation) on investments:
Non-affiliated/non-control investments	18,736,102	(11,951,759)	(64,279,524)	(7,723,109)
Affiliated investments	249,793	(8,328,556)	(2,182,701)	(6,878,270)
Total net change in unrealized appreciation/ (depreciation) on investments	18,985,895	(20,280,315)	(66,462,225)	(14,601,379)
Net realized gains/(losses):
Non-affiliated/non-control investments	(2,760,308)	1,296	(3,037,481)	(1,277,570)
Extinguishment of debt	—	(36,980)	(5,211)	(51,086)
Total net realized losses	(2,760,308)	(35,684)	(3,042,692)	(1,328,656)
Net increase/(decrease) in net assets resulting from operations	$20,555,569	$(7,536,690)	$(58,802,444)	$5,213,262
Net increase in net assets resulting from net investment income per common share (Basic and Diluted)	$0.09	$0.27	$0.22	$0.44
Net increase/(decrease) in net assets resulting from operations per common share (Basic and Diluted)	$0.41	$(0.16)	$(1.19)	$0.11
Weighted average shares of common stock outstanding (Basic and Diluted)	49,589,607	47,650,959	49,363,588	47,650,959
Distributions per share	$0.201	$0.201	$0.402	$0.401

FINANCIAL HIGHLIGHTS – (unaudited)

Financial highlights for the three and six months ended June 30, 2020 and 2019, respectively, are as follows:

Per Share Data	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Net asset value as of beginning of period	$3.32	$6.67	$5.12	$6.60
Net investment income(1)	0.09	0.27	0.22	0.44
Net realized and unrealized gains/(losses)(2)	0.33	(0.43)	(1.40)	(0.33)
Net increase/(decrease) in net asset value from operations	0.42	(0.16)	(1.18)	0.11
Distributions per share from net investment income	(0.17)	(0.17)	(0.33)	(0.34)
Tax return of capital distributions(3)	(0.03)	(0.03)	(0.07)	(0.06)
Total distributions	(0.20)	(0.20)	(0.40)	(0.40)
Effect of shares issued/repurchased, gross	—	—	—	—
Net asset value at end of period	$3.54	$6.31	$3.54	$6.31
Per share market value at beginning of period	$2.55	$6.50	$5.44	$6.47
Per share market value at end of period	$2.80	$6.40	$2.80	$6.40
Total return based on Market Value(4)	17.84%	1.60%	(41.94)%	5.21%
Total return based on Net Asset Value(5)	12.68%	(2.38)%	(23.01)%	1.68%
Shares outstanding at end of period	49,589,607	47,650,959	49,589,607	47,650,959

Ratios/Supplemental Data(8)
Net assets at end of period (000’s)	$175,327	$300,829	$175,327	$300,829
Average net assets (000’s)	170,033	309,387	188,562	312,841
Ratio of operating expenses to average net assets(6)	9.23%	10.52%	8.88%	8.95%
Ratio of net investment income to average net assets(6)	10.19%	16.52%	11.35%	13.52%
Portfolio turnover rate(7)	4.75%	6.89%	6.47%	7.82%

(1)	Represents per share net investment income for the period, based upon weighted average shares outstanding.
(2)	Net realized and unrealized gains/(losses) include rounding adjustments to reconcile change in net asset value per share.
(3)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The ultimate tax character of the Company’s earnings cannot be determined until tax returns are prepared after the end of the fiscal year.
(4)	Total return based on market value equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming distribution reinvestment prices obtained under the Company’s distribution reinvestment plan, excluding any discounts. Total return is not annualized.
(5)	Total return based on net asset value equals the increase or decrease of ending net asset value over beginning net asset value, plus distributions, divided by the beginning net asset value. Total return is not annualized.
(6)	Annualized.
(7)	Portfolio turnover rate is calculated using the lesser of the year-to-date cash investment sales and debt repayments or year-to-date cash investment purchases over the average of the total investments at fair value.
(8)	The following table provides supplemental performance ratios (annualized) measured for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Ratio of operating expenses to average net assets:
Operating expenses before incentive fees	9.23%	7.47%	8.88%	6.70%
Net investment income incentive fees	—%	3.05%	—%	2.24%
Ratio of expenses, excluding interest expense	4.75%	6.89%	4.56%	5.78%

About Oxford Square Capital Corp.

Oxford Square Capital Corp. is a publicly-traded business development company principally investing in syndicated bank loans and debt and equity tranches of collateralized loan obligation (“CLO”) vehicles. CLO investments may also include warehouse facilities, which are financing structures intended to aggregate loans that may be used to form the basis of a CLO vehicle.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy.  Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Contact:

Bruce Rubin

203-983-5280